UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2005
CLECO CORPORATION
(Exact name of registrant as specified in its charter)
Louisiana	1-15759	72-1445282
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (318) 484-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

                         Perryville Energy Partners, L.L.C. ("Perryville"), an indirect wholly owned subsidiary of Cleco Corporation ("Cleco"), and Mirant Corporation ("Mirant"), Mirant Americas Energy Marketing, LP ("MAEM"), Mirant Americas, Inc. ("MAI") and certain other subsidiaries of Mirant (collectively, the "Mirant Debtors") have reached an agreement in principle to settle all claims against each other.  The Mirant Debtors filed for protection under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") in July 2003 and rejected the Capacity Sale and Tolling Agreement between Perryville and MAEM (the "Tolling Agreement") as of September 15, 2003.  In January 2004, Perryville and Perryville Energy Holdings L.L.C. ("PEH"), the sole member of Perryville, filed for protection under Chapter 11.  The settlement is subject to, and conditioned upon: (a) execution of definitive settlement documents in a form acceptable to both Perryville and the Mirant Debtors, and (b) approval of the settlement by the bankruptcy courts which are presiding over both the Mirant Debtors' and Perryville's Chapter 11 cases.

The material terms of the agreement in principle are generally as follows: (i) Perryville shall have an allowed unsecured claim against MAEM in the Mirant Debtors' Chapter 11 case in the amount of $207 million based upon MAEM's rejection of the Tolling Agreement; (ii) Perryville shall have an allowed unsecured claim against Mirant in the Mirant Debtors' Chapter 11 case in the amount of $177 million based upon Mirant's limited guarantee of MAEM's obligations under the Tolling Agreement; (iii) Perryville shall have an allowed claim against MAI in the Mirant Debtors' Chapter 11 case in the amount of $98.7 million based upon MAI's limited guarantee of MAEM's obligations under the Tolling Agreement, subject to Perryville's rights of set-off described more fully below; (iv) MAI shall have an allowed unsecured claim against Perryville in Perryville's Chapter 11 case in the amount of $98.7 million; (v) Perryville shall not oppose substantive consolidation of the Mirant Debtors in the Mirant Debtors' Chapter 11 case; (vi) if the Mirant Debtors are substantively consolidated in the Mirant Debtors' Chapter 11 case, Perryville's allowed claims against Mirant and MAI shall be subsumed within Perryville's underlying allowed $207 million claim against MAEM, and the rights of set-off described below shall be preserved; (vii) if the Mirant Debtors are not substantively consolidated in the Mirant Debtors' Chapter 11 case, Perryville's aggregate recovery on all of its allowed claims in the Mirant Debtors' Chapter 11 case will be limited to the amount of Perryville's $207 million allowed claim against MAEM; (viii) Perryville shall support any plan of reorganization proposed by Mirant in the Mirant Debtors' Chapter 11 case, provided that such plan does not materially diminish Perryville's recovery as set forth in Mirant's plan of reorganization filed on January 19, 2005; (ix) upon confirmation and effectiveness of the Mirant Debtors' Chapter 11 Plan of Reorganization, (the "Plan"), MAI's allowed claim against Perryville in Perryville's Chapter 11 case of $98.7 million shall be set-off against Perryville's $98.7 million allowed claim against MAI in the Mirant Debtors' Chapter 11 case, provided that the sale of Perryville's power plant pursuant to the Purchase and Sale Agreement dated as of January 28, 2004 between Perryville and Entergy Louisiana, Inc., a subsidiary of Entergy Corporation, as amended, closes prior to confirmation and effectiveness of the Plan or Perryville elects, at its option, to effectuate the foregoing set-off notwithstanding that the sale does not close prior to confirmation and effectiveness of the Plan; provided, further that if (a) the foregoing set-off is effectuated, Perryville's $207 million claim against MAEM in the Mirant Debtors' Chapter 11 case shall be reduced dollar-for-dollar, Perryville's $98.7 million claim against MAI in the Mirant Debtors' Chapter 11 case shall be deemed satisfied in full and MAI's claim against Perryville in Perryville's Chapter 11 case shall be deemed satisfied in full, and (b) Perryville elects not to effectuate such set-off, MAI's allowed claim in Perryville's Chapter 11 case shall be satisfied in accordance with the agreement of the parties, and (x) Perryville's administrative claim shall be deemed satisfied in full by virtue of the prior postpetition payments made by MAEM to Perryville.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLECO CORPORATION

Date: March 29, 2005 By: /s/ Dilek Samil
Dilek Samil
Executive Vice President and
Chief Financial Officer